Exhibit 8(c)(2)

MORGAN GUARANTY
   BRUSSELS                                                          MARCH 1981.

                         CUSTODY - SCHEDULE OF CHARGES

1.    ACTIVITY CHARGES.

      Flat fee per transaction: $ 25.-

      Are not included out-of-pocket expenses:

      e.a. Telephone, telex or special transactions fees claimed by our correspondants.

2.    SAFEKEEPING CHARGES.

      The annual safekeeping fees are:

            - 0,75%     for the first :   $ 20.000.000.00

            - 0,625%    for the next  :   $ 20.000.000.00

            - 0,50%     for the rest

COLLECTION CHARGES

1.    Activity charges will be collected monthly.
2. Safekeeping charges will be billed quarterly in advance on deposits existing at the previous quarter-end.
3. Correspondant's charges will be collected at the time they are advised to us.
4. Charges will be debited to the customer's Demand Current Account and will be calculated at the prevailing rate of exchange where the account is maintained in a currency other than Belgian Francs or US Dollar.